Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated March 5, 2012 and Prospectus Dated March 2, 2012
Registration Nos. 333-179092 and 333-179092-01

AEP Texas Central Transition Funding III LLC
Issuing Entity
PRICING TERM SHEET
March 7, 2012
$800,000,000
Senior Secured Transition Bonds

Structuring Bookrunner:	Morgan Stanley & Co. LLC
Joint Bookrunners:	Barclays Capital Inc. and Citigroup Global Markets Inc.
Co-Managers:	Goldman, Sachs & Co., Samuel A. Ramirez & Company, Inc., RBS Securities Inc. and Wells Fargo Securities, LLC.

Expected Ratings:	“AAAsf”/ “Aaa(sf)”/ “AAA(sf)” by Fitch, Moody’s and S&P, respectively.*

Closing Date / Settlement Date:	March 14, 2012.

We expect that delivery of the Senior Secured Transition Bonds (the “Bonds”) will be made to investors on or about March 14, 2012 (such settlement being referred to as “T+5”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next business day will be required, by virtue of the fact that the Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next business day should consult their advisors.

Interest Payment Dates:	June 1 and December 1 of each year, and on the final maturity date, commencing on December 1, 2012.
Applicable Time:	4:53 p.m. (ET) on March 7, 2012
Proceeds to Issuing Entity:
The total amount of proceeds to the Issuing Entity (as defined below) after underwriting discounts and commissions of $3,200,000 and before deduction of expenses (estimated to be $3,403,564) is $796,796,891.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Interest Rate	Initial Price to Public**	Underwriting Discounts and Commissions
A-1	$307,900,000	3.00	12/1/2017	12/1/2018	11	0.8801%	99.99971%	0.40%
A-2	$180,200,000	7.00	6/1/2020	6/1/2021	6	1.9764%	99.99967%	0.40%
A-3	$311,900,000	10.76	12/1/2024	3/1/2026	10	2.8449%	99.99948%	0.40%

AEP Texas Central Transition Funding III LLC (the “Issuing Entity”) and AEP Texas Central Company (“TCC”) have jointly filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuing Entity and TCC have filed with the SEC for more complete information about the Issuing Entity and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuing Entity, Morgan Stanley & Co. LLC (the “Underwriter”) or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling the Underwriter toll-free at 1-866-718-1649.

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

** Interest on the Bonds will accrue from March 14, 2012 and must be paid by the purchaser if the Bonds are delivered after that date.

EXPECTED AMORTIZATION SCHEDULE

Outstanding Principal Balance

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Tranche Size	$307,900,000	$180,200,000	$311,900,000
Date
Closing Date	$307,900,000	$180,200,000	$311,900,000
12/1/2012	273,166,926	180,200,000	311,900,000
6/1/2013	246,906,438	180,200,000	311,900,000
12/1/2013	214,306,486	180,200,000	311,900,000
6/1/2014	187,958,345	180,200,000	311,900,000
12/1/2014	154,927,629	180,200,000	311,900,000
6/1/2015	128,259,684	180,200,000	311,900,000
12/1/2015	95,024,772	180,200,000	311,900,000
6/1/2016	68,087,949	180,200,000	311,900,000
12/1/2016	34,593,527	180,200,000	311,900,000
6/1/2017	7,387,936	180,200,000	311,900,000
12/1/2017	-	153,829,243	311,900,000
6/1/2018	-	126,199,853	311,900,000
12/1/2018	-	91,885,995	311,900,000
6/1/2019	-	63,644,740	311,900,000
12/1/2019	-	28,712,454	311,900,000
6/1/2020	-	-	311,755,743
12/1/2020	-	-	276,183,643
6/1/2021	-	-	246,531,642
12/1/2021	-	-	210,035,268
6/1/2022	-	-	179,443,959
12/1/2022	-	-	141,991,676
6/1/2023	-	-	110,431,733
12/1/2023	-	-	71,998,534
6/1/2024	-	-	39,443,320
12/1/2024	-	-	-

EXPECTED SINKING FUND SCHEDULE*

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Tranche Size	$307,900,000	$180,200,000	$311,900,000
Date
12/1/2012	34,733,074	-	-
6/1/2013	26,260,488	-	-
12/1/2013	32,599,952	-	-
6/1/2014	26,348,140	-	-
12/1/2014	33,030,716	-	-
6/1/2015	26,667,946	-	-
12/1/2015	33,234,912	-	-
6/1/2016	26,936,823	-	-
12/1/2016	33,494,422	-	-
6/1/2017	27,205,591	-	-
12/1/2017	7,387,936	26,370,757	-
6/1/2018	-	27,629,390	-
12/1/2018	-	34,313,858	-
6/1/2019	-	28,241,255	-
12/1/2019	-	34,932,286	-
6/1/2020	-	28,712,454	144,257
12/1/2020	-	-	35,572,100
6/1/2021	-	-	29,652,001
12/1/2021	-	-	36,496,374
6/1/2022	-	-	30,591,308
12/1/2022	-	-	37,452,283
6/1/2023	-	-	31,559,943
12/1/2023	-	-	38,433,199
6/1/2024	-	-	32,555,215
12/1/2024	-	-	39,443,320
Total Payments	$307,900,000	$180,200,000	$311,900,000

*           May not total due to rounding.